Exhibit 99.1

GOLDFIELD ANNOUNCES THIRD QUARTER 2008 RESULTS

MELBOURNE, Florida, November 14, 2008 - The Goldfield Corporation (NYSE Alternext US: GV), a leading provider of electrical construction services in the southeastern United States and a developer of condominiums on the east coast of Florida, today announced results for the three and nine months ended September 30, 2008.

Revenues for the three months ended September 30, 2008 were $7.9 million and the Company had an operating loss of $1.1 million, compared to revenues of $7.1 million and an operating loss of $537,000 in the three months ended September 30, 2007.

Revenues for the nine months ended September 30, 2008 were $20.9 million and the Company had an operating loss of $2.7 million, compared to revenues of $18.3 million and an operating loss of $2.4 million in the nine months ended September 30, 2007.

Revenues for the electrical construction segment increased to $6.9 million for the three months ended September 30, 2008 from $6.5 million for the prior year quarter. Electrical construction segment revenues for the nine months ended September 30, 2008 decreased to $18.8 million from $20.5 million for the nine months ended September 30, 2007. The increase in revenues for the three months ended September 30, 2008 was primarily due to completion of one large project in the current quarter. Electrical construction revenues for the nine months ended September 30, 2008 have been adversely effected by the continued slow down in demand for the electrical construction services in Florida. The electrical construction segment's operating loss for the three and nine months ended September 30, 2008 was $302,000 and $236,000, respectively, compared to operating income of $279,000 and $963,000 in the comparable prior year periods.

Revenues for the real estate development segment increased for both the three months and nine months ended September 30, 2008 to $1.1 million and $2.1 million, respectively, from $552,000 and $(2.2 million) for the three and nine months ended September 30, 2007, respectively. For the nine months ended September 30, 2007 the negative revenues resulted from the reversal of revenue previously recognized as a result of customers defaulting on their contractual obligations to close the purchase of condominium units in the Pineapple House project, which was completed in June 2007. The real estate development segment had operating losses of $189,000 and $499,000, respectively, for the three and nine months ended September 30, 2008, compared to operating losses of $124,000 and $1.2 million, respectively, in the three and nine months ended September 30, 2007.

Net loss for the three months ended September 30, 2008 was $790,000 ($0.03 net loss per share) compared to net loss of $271,000 ($0.01 net loss per share) in the comparable prior year quarter. Net loss for the nine months ended September 30, 2008 was $1.9 million ($0.08 net loss per share) compared to net loss of $1.7 million ($0.07 net loss per share) in the comparable prior year period.

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John H. Sottile, Goldfield’s President and Chief Executive Officer commented, “In our electrical construction segment, the initial expansion of our geographical footprint has cushioned the effects of the general slowdown in demand for electrical construction services in Florida.” Mr. Sottile continued, “With respect to our real estate development operations, during 2008, we have been successful in marketing the remaining units in our Oak Park project and several units in our Pineapple House project. Despite the current depression in the Florida real estate market, I believe that our exposure is very manageable, as we do not currently have any projects under construction, and our latest project, Pineapple House, is complete. We are continuing to sell units at Pineapple House with over half already sold.”

About Goldfield
Goldfield is a leading provider of electrical construction and maintenance services in the energy infrastructure industry in the southeastern United States. The company specializes in installing and maintaining electrical transmission lines for a wide range of electric utilities. Goldfield is also involved in the development of high-end condominium projects on Florida's east coast. For additional information, please visit http://www.goldfieldcorp.com.

This press release includes forward looking statements based on our current expectations. Our actual results may differ materially from what we currently expect. Factors that may affect the results of our electrical construction operations include, among others: the level of construction activities by public utilities; the timing and duration of construction projects for which we are engaged; our ability to estimate accurately with respect to fixed price construction contracts; and heightened competition in the electrical construction field, including intensification of price competition. Factors that may affect the results of our real estate development operations include, among others: the level of consumer confidence; the continued weakness in the Florida condominium market; our ability to obtain necessary permits from regulatory agencies; our ability to acquire land; our ability to collect contracts receivable and close homes in backlog, particularly related to buyers purchasing homes as investments; increases in interest rates and availability of mortgage financing to our buyers; increases in construction and homeowner insurance and the availability of insurance. Factors that may affect the results of all of our operations include, among others: adverse weather; natural disasters; changes in generally accepted accounting principles; our ability to maintain or increase historical revenues and profit margins; and general economic conditions, both nationally and in our region; adverse legislation or regulations; the availability of skilled construction labor and materials and material increases in labor and material costs; and our ability to obtain additional and/or renew financing, particularly in light of the current disruption in the credit markets. Important factors which could cause our actual results to differ materially from the forward-looking statements in this press release are detailed in the Company's Risk Factors and Management's Discussion and Analysis of Financial Condition and Results of Operation sections of our Annual Report on Form 10-K and Goldfield's other filings with the Securities and Exchange Commission, which are available on Goldfield's website: http://www.goldfieldcorp.com.

For further information, please contact:
The Goldfield Corporation
Phone: (321) 724-1700
Email:  investorrelations@goldfieldcorp.com

- Tables to Follow -

The Goldfield Corporation and Subsidiaries Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenues
Electrical construction	$6,869,416	$6,518,999	$18,818,538	$20,531,121
Real estate development	1,070,545	552,364	2,054,572	(2,242,515)
Total revenues	7,939,961	7,071,363	20,873,110	18,288,606
Costs and expenses
Electrical construction	6,417,692	5,496,723	16,466,838	17,244,833
Real estate development	1,062,364	46,293	1,991,467	(1,729,933)
Selling, general and administrative	806,892	841,222	2,616,309	2,498,556
Depreciation	720,860	757,846	2,429,350	2,265,963
Write down of inventory	-	473,227	36,502	473,227
Provision for doubtful accounts	-	-	27,078	-
Loss (gain) on sale of assets	500	(6,927)	7,428	(17,220)
Total costs and expenses	9,008,308	7,608,384	23,574,972	20,735,426
'Total operating loss	(1,068,347)	(537,021)	(2,701,862)	(2,446,820)
Other income (expense), net
Interest income	61,532	53,779	113,628	166,664
Interest expense, net	(91,064)	(235,381)	(315,153)	(414,085)
Other	85	3,960	16,038	12,482
Minority interest	(18)	-	(11,088)	-
Total other expense, net	(29,465)	(177,642)	(196,575)	(234,939)
Loss from continuing operations
before income taxes	(1,097,812)	(714,663)	(2,898,437)	(2,681,759)
Income tax benefit	(400,371)	(456,444)	(1,047,320)	(955,027)
Loss from continuing operations	(697,441)	(258,219)	(1,851,117)	(1,726,732)
Loss from discontinued operations, net of tax	(92,642)	(12,661)	(92,642)	(12,661)
Net loss	$(790,083)	$(270,880)	$(1,943,759)	$(1,739,393)
Loss per share of common stock - basic and diluted
Continuing operations	$(0.03)	$(0.01)	$(0.08)	$(0.07)
Discontinued operations	(0.00)	(0.00)	(0.00)	(0.00)
Net loss	$(0.03)	$(0.01)	$(0.08)	$(0.07)
Weighted average number of common shares
outstanding - basic and diluted	25,451,354	25,451,354	25,451,354	25,451,354

The Goldfield Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	September 30, 2008	December 31, 2007
Current assets
Cash and cash equivalents	$6,295,100	$3,984,613
Accounts receivable and accrued billings, net	2,098,407	5,881,430
Remediation insurance receivable	31,747	176,827
Current portion of notes receivable	53,382	49,108
Construction inventory	-	2,218
Real estate inventory	5,908,165	7,788,739
Costs and estimated earnings in excess of
billings on uncompleted contracts	1,482,940	1,658,712
Prepaid expenses and other current assets	2,487,343	1,933,869
Total current assets	18,357,084	21,475,516
Property, buildings and equipment, at cost, net	8,320,561	9,803,794
Notes receivable, less current portion	316,850	352,305
Deferred charges and other assets	1,811,748	1,235,391
Total assets	$28,806,243	$32,867,006
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$2,072,453	$1,984,352
Current portion of notes payable	4,479,857	5,202,466
Current portion of capital leases	313,635	315,619
Reserve for remediation	145,985	198,850
Total current liabilities	7,011,930	7,701,287
Deferred income taxes	-	346,200
Other accrued liabilities	28,306	26,894
Notes payable, less current portion	1,328,562	2,184,932
Capital leases, less current portion	341,780	579,357
Total liabilities	8,710,578	10,838,670
Commitments and contingencies
Minority interest	14,449	3,361
Stockholders' equity
Common stock	2,781,377	2,781,377
Capital surplus	18,481,683	18,481,683
Retained earnings	126,343	2,070,102
Common stock in treasury, at cost	(1,308,187)	(1,308,187)
Total stockholders' equity	20,081,216	22,024,975
Total liabilities and stockholders' equity	$28,806,243	$32,867,006